Exhibit 99.1

ZIOPHARM Reports Second-Quarter 2014 Financial Results and

Reviews Recent Activities

BOSTON, MA – August 7, 2014 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) today announced financial results for the second quarter ended June 30, 2014, and provided an update on the company’s product development activities.

“ZIOPHARM, together with our channel partner Intrexon Corporation, continues to advance a portfolio of immuno-oncology programs, with the goal of enabling a paradigm shift in cancer treatment,” said Jonathan Lewis, M.D., Ph.D., chief executive officer of ZIOPHARM. “We continue to work at a rapid pace toward elucidating the enormous potential of the transformative technology driving this pipeline in a data-driven and efficient manner. We also look forward to a number of important, value-creating clinical, preclinical and strategic milestones over the balance of the year and beyond.”

Recent Corporate Highlights

ZIOPHARM expanded the scope of its synthetic immuno-oncology programs in collaboration with Intrexon Corporation to include chimeric antigen receptor T-cell (CAR-T) therapy. CAR-T cells represent an emerging, high value immunological therapy that can target and destroy cancer cells displaying “personalized” fingerprints. ZIOPHARM will utilize Intrexon’s RTS® platform that has the ability to facilitate precise regulation of one or more bioeffectors in CAR-T cells enabling physicians to control systemic effects of cell therapies with an appropriate dosing regimen of the oral activator ligand (veledimex), and eventually bring about improved safety and efficacy of these and related therapeutic strategies.

ZIOPHARM amended and restated its License and Collaboration Agreement with Solasia Pharma K.K. to grant Solasia an exclusive worldwide license to develop and commercialize darinaparsin (Zinapar™ or ZIO-101), in all indications for human use. Under terms of the new agreement, ZIOPHARM could receive up to $72.2 million in development and sales-based milestones and a royalty on net sales of darinaparsin. Solasia will be solely responsible for all costs related to the development, manufacturing and commercialization of darinaparsin.

Second-Quarter 2014 Financial Results

•	Net loss for the second quarter of 2014 was $5.6 million, or $(0.06) per share, compared to a net loss of $18.7 million, or $(0.22) per share, for the second quarter of 2013. Included in the loss for the second quarter of 2014 was a non-cash gain of $5.6 million compared to a non-cash loss of $403 thousand for the second quarter of 2013. The non-cash gain is related to the change in the fair value of the company’s outstanding liability-classified warrants.

•	Research and development expenses were $8.3 million for the second quarter of 2014 compared to $14.7 million for the second quarter of 2013. The decrease of $6.4 million in research and development expenses is primarily attributable to reduced development of our small molecule drugs and a reduction in employees and facilities resulting from the company’s restructuring put into effect during the second quarter of 2013.

•	General and administrative expenses were $3.0 million for the second quarter of 2014 compared to $3.7 million for the second quarter of 2013.

•	The Company ended the second quarter with cash and cash equivalents of approximately $53.0 million and expects its existing cash resources to support operations into the third quarter of 2015.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression and control technology to deliver DNA for the treatment of cancer. ZIOPHARM’s technology platform employs Intrexon Corporation’s RheoSwitch Therapeutic System® technology to turn on and off, and precisely modulate, gene expression at the cancer site in order to improve the therapeutic index. This technology is currently being evaluated in Phase 2 clinical studies of the immune system cytokine interleukin-12 for the treatment of breast cancer and advanced melanoma. The Company’s synthetic immuno-oncology programs in collaboration with Intrexon also include chimeric antigen receptor T-cell (CAR-T) approaches.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether Ad-RTS-IL-12, , our small molecule programs, or any of our other therapeutic discovery efforts will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether Ad-RTS-IL-12, or our small molecule products will be successfully marketed if approved; whether any of our other therapeutic product discovery and development efforts will be successful; our ability to achieve the results contemplated by our collaboration agreements; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; the development of, and our ability to take advantage of, the market for our therapeutic products; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

ZIOPHARM Oncology, Inc.

Condensed Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended
	June 30,
	2014	2013

Revenue	$200	$200

Operating expenses:
Research and development	8,346	14,775
General and administrative	3,031	3,721

Total operating expenses	11,377	18,496

Loss from operations	(11,177)	(18,296)

Other income (expense), net	1	7
Change in fair value of warrants	5,600	(403)

Net loss	$(5,576)	$(18,692)

Basic and diluted net loss per share	$(0.06)	$(0.22)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	100,422,564	83,082,633

ZIOPHARM Oncology, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2014	2013

Cash and cash equivalents	53,001	68,204
Working capital	43,236	62,506
Total assets	55,348	71,754
Total stockholders’ equity	37,716	49,383

Contact:

Lori Ann Cafarella-Occhiogrosso

ZIOPHARM Oncology

617-259-1987

locchiogrosso@ziopharm.com